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                                                                     EXHIBIT I.1

                                IMPORTANT NOTICE

     Important: Your must read the following before continuing. The following applies to the Supplementary Offering Memorandum following this page, and you are therefore advised to read this carefully before reading, accessing or making any other use of the Supplementary Offering Memorandum. In accessing the Supplementary Offering Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them any time you receive any information from us as a result of such access.

     NOTHING IN THIS ELECTRONIC TRANSMISSION CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SALE. THE SECURITIES OF WAL-MART STORES, INC. (THE "COMPANY") TO WHICH THE SUPPLEMENTARY OFFERING MEMORANDUM RELATES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE STATES' SECURITIES LAWS.

     THE FOLLOWING SUPPLEMENTARY OFFERING MEMORANDUM MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE APPLICABLE SECURITIES LAWS.

     Confirmation of the Representation: This Supplementary Offering Memorandum is being sent at your request and by accepting the e-mail and accessing this Supplementary Offering Memorandum, you shall be deemed to have represented to us that you consent to delivery of such Supplementary Offering Memorandum by electronic transmission.

     You are reminded that this Supplementary Offering Memorandum has been delivered to you on the basis that you are a person into whose possession this Supplementary Offering Memorandum may be lawfully delivered in accordance with the laws of jurisdiction in which you are located and you may not, nor are you authorised to, deliver this Supplementary Offering Memorandum to any other person.

     The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Dealer Manager or any affiliate of the Dealer Manager is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the Dealer Manager or such affiliate on behalf of the Company in such jurisdiction.

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Attention U.S. Holders of Asda Debt Securities: The Exchange Offer is made for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the U.S. that are different from those of the United States.

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     This Supplementary Offering Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Company, Credit Suisse First Boston (Europe) Limited, Bank One, NA, Georgeson Shareholder Communications Limited nor any person who controls any of them nor any director, officer, employee or agent of any of them or affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Supplementary Offering Memorandum distributed to you in electronic format and the hard copy version available to you on request from the Company, Credit Suisse First Boston (Europe) Limited, Bank One, NA or Georgeson Shareholders Communications Limited.

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          SUPPLEMENT TO THE OFFERING MEMORANDUM DATED JANUARY 7, 2003

                              Wal-Mart Stores, Inc.
       (Incorporated and registered in the State of Delaware with charter number 0732109)

                              4.750% Notes due 2013
                               Issue Price 99.215%
                 to be issued pursuant to the Offer to Exchange

                              Fixed Rate Notes for
 all of the outstanding securities that are part of the following series of debt securities of Asda Group Limited

                           Asda 8.375% Notes due 2007

                  (of which (pound)200,000,000 are outstanding)

           (Common Code: 007548753 ISIN: XS0075487537 Sedol: 5234064)

                           Asda 10.875% Bonds due 2010

                  (of which (pound)75,840,000 are outstanding)

           (Common Code: 001066382 ISIN: GB0000525401 Sedol : 0052540)

                           Asda 6.625% Notes due 2015

                  (of which (pound)150,000,000 are outstanding)

           (Common Code: 008892873 ISIN: XS0088928733 Sedol: 5530171)

(collectively the "Asda Debt Securities" and each a "Series of Asda Debt Securities")

Wal-Mart Stores, Inc. a corporation incorporated under the laws of the State of Delaware ("Wal-Mart" or the "Company") is making an offer to exchange (the "Exchange Offer") Fixed Notes due 2013 of Wal-Mart denominated in pounds sterling (the "Wal-Mart Notes"), for all outstanding Asda Debt Securities of Asda Group Limited ("Asda") a company incorporated under the laws of England and Wales. Asda is an indirect wholly-owned subsidiary of the Company. The issue price and the interest rate of the Wal-Mart Notes were determined on January 20, 2003 (the "Pricing Date") by Wal-Mart and the Dealer Manager on the basis described in the Offering Memorandum (as defined below) and are 99.215 per cent. and 4.750 per cent. respectively. The maturity date for the Wal-Mart Notes is January 29, 2013 unless the Expiration Date (as defined in the Offering Memorandum) is extended. If the Expiration Date is extended, the maturity date will be moved correspondingly and the new maturity date will be published in a supplementary prospectus comprising supplementary listing particulars.

On January 24, 2003, the date on which the Exchange Offer expires (the "Expiration Date"), each Holder of Asda Debt Securities whose tender is accepted by the Company in the Exchange Offer (and not validly withdrawn) will receive, in exchange for each (pound)1,000 principal amount of Asda Debt Securities, Wal-Mart Notes in an amount equal to the product of (pound)1,000 and the relevant exchange ratio for the corresponding Series of Asda Debt Securities on January 29, 2003 (the "Settlement Date"). The Wal-Mart Notes will be issued only in denominations of (pound)1,000 and integral multiples of (pound)1,000. If, as a result of the application of the relevant exchange ratio, the Wal-Mart Note the Holder would be entitled to receive would have a principal amount that is not (pound)1,000 or an integral multiple of (pound)1,000, the Company will issue the Holder a Wal-Mart Note with a principal amount equal to the next lower integral multiple of (pound)1,000 and pay the Cash Rounding Amount (as defined in the Offering Memorandum) to the Holder in cash. The exchange ratio for each Series of Asda Debt Securities (an "Exchange Ratio") is as follows:

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Series of Asda Debt Securities:                               Exchange Ratio:

Asda 8.375% Notes due 2007                                    1.16467

Asda 10.875% Bonds due 2010                                   1.40040

Asda 6.625% Notes due 2015                                    1.19135


Application has been made by the Company to the Financial Services Authority in its capacity as United Kingdom Listing Authority (the "UK Listing Authority") for the Wal-Mart Notes of the Company to be admitted to the Official List of the UK Listing Authority (the "Official List") and to the London Stock Exchange plc (the "London Stock Exchange") for the Wal-Mart Notes to be admitted to trading by the London Stock Exchange which together, will constitute official listing on the London Stock Exchange. It is expected that admission to listing of the Wal-Mart Notes to the Official List of the UK Listing Authority and admission to trading on the London Stock Exchange will be granted on or around January 29, 2003 subject only to the issue of the Notes. The listing of the Wal-Mart Notes will not become effective if the Wal-Mart Notes are not issued.

Terms defined in the Offering Memorandum dated January 7, 2003 which comprises an approved prospectus and listing particulars with regard to Wal-Mart and the issue of Wal-Mart Notes (the "Offering Memorandum") shall, unless specified otherwise in this Supplementary Offering Memorandum, have the same meaning when used in this Supplementary Offering Memorandum. A copy of this document, which comprises a supplementary prospectus comprising supplementary listing particulars with regard to Wal-Mart and the issue of Wal-Mart Notes in accordance with Part VI of the Financial Services and Markets Act 2000, has been delivered for registration to the Registrar of Companies in England and Wales as required by Section 83 of such Act.

The Wal-Mart Notes will be created pursuant to and governed by an Indenture, dated as of December 11, 2002, between Bank One Trust Company, NA, as trustee (the "Trustee") and the Company (the "Indenture"). The terms and conditions of the Wal-Mart Notes are the same as those described in the Offering Memorandum except that the Wal-Mart Notes are now 4.750% Notes due 2013.

On January 14, 2003 Wal-Mart issued an announcement of a possible offer for Safeway plc ("Safeway") in which it stated that:-

"Wal-Mart notes the announcements of the recommended offer for Safeway by Wm Morrison Supermarkets PLC and the possible offer for Safeway by J Sainsbury plc.

Wal-Mart is considering making an all cash offer to acquire Safeway. Such an offer, if made, would be subject to the usual conditions, including regulatory clearance which may require disposal undertakings to be given by Wal-Mart. Accordingly, Wal-Mart will be making a submission to the Office of Fair Trading today in order to seek such clearance."

Save as disclosed in this Supplementary Offering Memorandum, there has been no significant change and no significant new matter has arisen since publication of the Offering Memorandum.

Wal-Mart accepts responsibility for the information contained in this Supplementary Offering Memorandum. To the best of the knowledge and belief of Wal-Mart (which has taken all reasonable care to ensure that such is the case), the information contained in this Supplementary Offering Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.

This supplement to the Offering Memorandum should be read in conjunction with the Offering Memorandum.

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